EXHIBIT 99.1

                       2000 ANNUAL REPORT TO SHAREHOLDERS




                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)


                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To  the  Board  of  Directors
Futurus  Financial  Services,  Inc.


We have audited the accompanying balance sheets of Futurus Financial Services, Inc. (a development stage corporation) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholder's deficit and cash flows for the year ended December 31, 2000, the period from August 12, 1999 (inception) to December 31, 1999 and the period from August 12, 1999 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futurus Financial Services, Inc. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the year ended December 31, 2000, the period from August 12, 1999 (inception) to December 31, 1999 and the period from August 12, 1999 (inception) to December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Futurus Financial Services, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

                                          /s/  Porter  Keadle  Moore,  LLP


Atlanta,  Georgia
March  27,  2001

                          FUTURUS FINANCIAL SERVICES, INC.
                         (A DEVELOPMENT STAGE CORPORATION)

                                   BALANCE SHEETS

                             DECEMBER 31, 2000 AND 1999

                                       Assets
                                       ------


                                                                2000        1999
                                                             -----------  ---------
Cash                                                         $   19,465      6,559
Restricted cash                                               1,829,575          -
Premises and equipment, net                                     296,583      2,012
Deferred offering expenses                                      203,477     12,000
Other assets                                                      6,822      1,583
                                                             -----------  ---------

                                                             $2,355,922     22,154
                                                             ===========  =========

                       Liabilities and Stockholder's Deficit
                       --------------------------------------

Accounts payable and accrued expenses                        $   82,829     35,710
Notes payable to organizers                                      90,000          -
Subscribers' deposits                                         1,829,575          -
Note payable - line of credit                                 1,194,260    170,000
                                                             -----------  ---------

Total liabilities                                             3,196,664    205,710
                                                             -----------  ---------

Stockholder's deficit:
Preferred stock, no par value, 2,000,000 shares authorized;
no shares issued or outstanding                                       -          -
Common stock, no par value, 10,000,000 shares authorized;
1 share issued and outstanding                                       10         10
Deficit accumulated during the development stage               (840,752)  (183,566)
                                                             -----------  ---------

Total stockholder's deficit                                    (840,742)  (183,556)
                                                             -----------  ---------

                                                             $2,355,922     22,154
                                                             ===========  =========


See  accompanying  notes  to  financial  statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000,
        THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999
      AND THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 2000


                                        Period from      Period from
                        Year ended    August 12, 1999  August 12, 1999
                       December 31,   to December 31,  to December 31,
                           2000            1999             2000
                       -------------  ---------------  ---------------
Expenses:
 Legal and consulting  $     115,834           90,795          206,629
 Officer compensation        332,884           48,047          380,931
 Interest                     61,163            2,300           63,463
 Other operating             147,305           42,424          189,729
                       -------------  ---------------  ---------------

 Net loss              $     657,186          183,566          840,752
                       =============  ===============  ===============



See  accompanying  notes  to  financial  statements.

                         FUTURUS FINANCIAL SERVICES, INC.
                         (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                       FOR THE YEAR ENDED DECEMBER 31, 2000
       AND THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                                             Deficit
                                                           Accumulated
                                                            During the
                                       Preferred   Common  Development
                                         Stock     Stock      Stage        Total
                                       ----------  ------  ------------  ---------
Issuance of common stock to organizer  $        -      10            -         10

Net loss                                        -       -     (183,566)  (183,556)
                                       ----------  ------  ------------  ---------

Balance, December 31, 1999                      -      10     (183,566)  (183,556)

Net loss                                        -       -     (657,186)  (657,186)
                                       ----------  ------  ------------  ---------

Balance, December 31, 2000             $        -      10     (840,752)  (840,742)
                                       ==========  ======  ============  =========

See  accompanying  notes  to  financial  statements.

                                     FUTURUS FINANCIAL SERVICES, INC.
                                     (A DEVELOPMENT STAGE CORPORATION)

                                         STATEMENTS OF CASH FLOWS

                                   FOR THE YEAR ENDED DECEMBER 31, 2000,
                     THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 1999,
                   AND THE PERIOD FROM AUGUST 12, 1999 (INCEPTION) TO DECEMBER 31, 2000


                                                                          Period from       Period from
                                                          Year Ended    August 12, 1999   August 12, 1999
                                                         December 31,   to December 31,   to December 31,
                                                             2000             1999              2000
                                                        --------------  ----------------  ----------------
Cash flows from operating activities:
  Net loss                                              $    (657,186)         (183,566)         (840,752)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation                                             19,809               503            20,312
      Increase in other assets                                 (5,239)           (1,583)           (6,822)
      Increase in accounts payable and
        accrued expenses                                       47,119            35,710            82,829
                                                        --------------  ----------------  ----------------

           Net cash used by operating activities             (595,497)         (148,936)         (744,433)
                                                        --------------  ----------------  ----------------

Cash flows from investing activities:
  Purchase of premises and equipment                         (314,380)           (2,515)         (316,895)
  Deferred offering expenses                                 (191,477)          (12,000)         (203,477)
                                                        --------------  ----------------  ----------------

           Net cash used by investing activities             (505,857)          (14,515)         (520,372)
                                                        --------------  ----------------  ----------------

Cash flows from financing activities:
  Sale of organization share of common stock                        -                10                10
  Proceeds from note payable                                1,024,260                 -         1,194,260
  Proceeds from notes payable to organizers                    90,000           170,000            90,000
                                                        --------------  ----------------  ----------------

           Net cash provided by financing activities        1,114,260           170,010         1,284,270
                                                        --------------  ----------------  ----------------

Net increase in cash                                           12,906             6,559            19,465
                                                        --------------  ----------------  ----------------

Cash at beginning of period                                     6,559                 -                 -
                                                        --------------  ----------------  ----------------

Cash at end of period                                   $      19,465             6,559            19,465
                                                        ==============  ================  ================

Supplemental disclosure of cash flow information:
  Cash paid for interest                                $      58,861             1,249            60,110
                                                        ==============  ================  ================

  During the year ended December 31, 2000, restricted cash increased $1,829,575 as a result of subscriptions for common stock and corresponding deposits to the escrow account.

See  accompanying  notes  to  financial  statements.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS


(1)  ORGANIZATION
     ------------
     Futurus Financial Services, Inc. (the Company) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Futurus Bank, N.A. (the Bank) (Proposed), which will operate in northern Fulton County in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on October 15, 1999. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the second quarter of 2001.

     Operations through December 31, 2000 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

     The Company plans to raise between $7,500,000 and $11,000,000 through an offering of its common stock at $10 per share, of which $7,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $2,629,500 of the Company's stock.

     In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizing stockholders. Warrants will be issued to the organizing stockholders to purchase an aggregate number of shares equal to 22% of the number of shares sold in the initial offering, up to a maximum of 241,200 shares. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering at the initial offering price of $10.00 per share and expire ten years after the date of grant. The Company also intends to reserve 88,000 shares for the issuance of options under an employee incentive stock option plan.

(2)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------
     ORGANIZATION  COSTS
     Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

     DEFERRED  OFFERING  EXPENSES
     Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to capital.

     PRE-OPENING  EXPENSES
     Costs incurred for overhead and other operating expenses are included in the current period's operating results.

     PROFORMA  NET  LOSS  PER  COMMON  SHARE
     Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (750,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the year ended December 31, 2000 was $.88, for the period from August 12, 1999 through December 31, 1999 was $.24 and for the period from August 12, 1999 through December 31, 2000 was $1.12.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(2)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     ----------------------------------------------------------
     PREMISES  AND  EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed using the straight-line method over the following estimated useful lives:

     Leasehold  improvements       1  -  2  years
     Furniture  and  equipment     3  -  10  years

(3)  LIQUIDITY  AND  GOING  CONCERN  CONSIDERATIONS
     ----------------------------------------------
     The Company incurred a net loss of $657,186 for 2000 and $183,566 for the period from August 12, 1999 (inception) to December 31, 1999. At December 31, 2000, liabilities exceeded assets by $840,742.

     At December 31, 2000, the Company is funded by a line of credit from a bank and notes payable to its organizers. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

     To provide permanent funding for its operation, the Company is currently offering between 750,000 and 1,100,000 shares of its no par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at December 31, 2000, will be redeemed concurrently with the consummation of the offering.

(4)  RESTRICTED  CASH
     ----------------
     At December 31, 2000, subscribers' deposits of $1,829,575 were held in escrow. The escrow agreement prohibits the release of funds until subscriptions of $8,000,000 have been received, the Company has obtained regulatory approval to acquire the stock of the Bank and thereafter become a bank holding company, and the Bank has received preliminary approval for its application for a charter from the regulatory authorities. All subscriptions will be returned in full if these conditions are not met.

     On February 2, 2001, Amendment No. 2 to the Company's Registration Statement on Form SB-2 was declared effective by the Securities and Exchange Commission ("SEC"). The primary purpose for amending the Company's Registration Statement was to extend the offering period, and to reduce the minimum offering amount from 900,000 shares of common stock to 750,000 shares. Under current SEC rules and interpretive guidelines, any reduction in the amount of securities offered pursuant to a "best-efforts" offer requires the issuer to return any escrow deposits already received from investors under the terms of the unrevised offering. Consequently, the Company was required to return the escrow deposits to investors prior to or concurrently with its resolicitation of investor interest in the amended offering. Subsequent to returning the escrow deposits, the Company began accepting escrow deposits for its issuance of the new minimum amount of shares under its filing with the SEC. As of March 27, 2001, the Company had received subscriptions for approximately $8,052,000, of which approximately $7,976,000 had been received in escrow deposits.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(5)  PREMISES  AND  EQUIPMENT
     ------------------------
     Major  classifications of premises and equipment are summarized as follows:

                                          2000    1999
                                        --------  -----
        Leasehold improvements          $ 75,561      -
        Furniture and equipment           86,370  2,515
        Construction in progress         153,670      -
                                        --------  -----

                                         315,601  2,515
        Less: Accumulated depreciation    19,018    503
                                        --------  -----

                                        $296,583  2,012
                                        ========  =====

     Depreciation expense amounted to $18,515 for the year ended December 31, 2000, $503 for the period from August 12, 1999 through December 31, 1999 and $19,018 for the period from August 12, 1999 through December 31, 2000.

(6)  LINE  OF  CREDIT
     ----------------
     Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $1,200,000 line of credit. The terms of the existing line of credit, which is guaranteed by most of the organizers, include a maturity of May 24, 2001 and interest, payable quarterly, calculated at one-half percent below the prime interest rate.

(7)  NOTES  PAYABLE  TO  ORGANIZERS
     ------------------------------
     Certain of the organizers of the Company have advanced funds to the Company under note payable agreements. These notes payable bear interest at one-half percent below the prime interest rate and will be repaid by proceeds from the offering.

(8)  PREFERRED  STOCK
     ----------------
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(9)  COMMITMENTS
     -----------
     The Company has entered into employment agreements with its President, its Chief Financial Officer and its Chief Lending/Credit Officer. These employment agreements provide for an initial term of three years, a base salary, an incentive bonus based on the Company's performance, stock options, and other perquisites commensurate with their employment.

     The Company has entered into an operating lease agreement for its temporary corporate office. The lease agreement is on a month-to-month basis and requires monthly rental payments of $1,800.

                        FUTURUS FINANCIAL SERVICES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(9)  COMMITMENTS,  CONTINUED
     -----------------------
     The Company has entered into an operating lease agreement for its permanent main office. The term of the lease agreement is twelve years with two five-year renewal options. During 2000, the Company paid $20,000 related to this lease agreement. Approximate future minimum rental payments are as follows:

        For the year ended
              2001              $   117,000
              2002                  176,000
              2003                  179,000
              2004                  183,000
              2005                  187,000
           Thereafter             1,378,000
                                 ----------

                                 $2,220,000
                                 ==========

(10) INCOME  TAXES
     -------------
     The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2000 and 1999:

                                               2000          1999
                                          ---------------  --------
      Deferred tax assets
         Pre-opening expenses             $      295,059    68,809
         Operating loss carryforwards             24,091       873
                                          ---------------  --------

         Total gross deferred tax assets         319,150    69,682
         Less valuation allowance               (319,150)  (69,682)
                                          ---------------  --------

         Net deferred taxes               $            -         -
                                          ===============  ========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.